MDU Resources Reports Solid Q2 Earnings, Updates 2024 Guidance

Key Financial Highlights for Second Quarter 2024:
•Pipeline achieved record second quarter earnings of $17.3 million, up approximately 99%.
•Utility earnings of $10.5 million, down by $2.6 million from last year.
•Everus reports record second quarter earnings and all-time record backlog of $2.4 billion.
•Updated 2024 construction services guidance: Revenues expected to be $2.65 billion to $2.85 billion, with higher margins compared to 2023.

BISMARCK, N.D. — Aug. 8, 2024 — MDU Resources Group, Inc. (NYSE: MDU) today reported solid second quarter earnings, reflecting substantial growth across the pipeline and construction services segments.

“Our second quarter results reflect the exceptional efforts and dedication of our employees,” said Nicole A. Kivisto, president and CEO of MDU Resources. “Our utility business demonstrated solid results, despite cooler weather, driven by strategic rate adjustments and expanding infrastructure investments. The pipeline segment achieved unprecedented second quarter earnings due to record transportation volumes and increased storage revenue. Our construction services segment experienced increased earnings and a historically high backlog of work. Each of these successes highlights our commitment to providing reliable service and sustainable growth, underscoring the critical role our employees play in driving our achievements and ensuring our continued success.”

The following summarizes the company's second quarter results:

	2024	2023
	(In millions, except per share amounts)
Net income	$60.4	$130.7
Earnings per share, diluted	$0.30	$0.64

Income from continuing operations[1]	$60.6	$147.6
Earnings per share from continuing operations, diluted[1]	$0.30	$0.72

Adjusted income from continuing operations[1,2,3]	$65.2	$60.0
Adjusted earnings per share from continuing operations, diluted[1,2,3]	$0.32	$0.29

Regulated energy delivery earnings	$27.8	$21.8

Construction services
Revenue	$703.3	$747.0
Earnings	$39.0	$38.6
EBITDA[3]	$62.1	$62.9

1 2023 earnings from continuing operations excludes interest expense, which was classified as discontinued operations, and includes a $90.8 million or $0.45 per share unrealized, after-tax gain on retained shares in Knife River.
2 Excludes costs attributable to strategic initiatives of $5.5 million, net of tax of $0.9 million, and $4.2 million, net of tax of $1.0 million, in second quarter 2024 and 2023, respectively. Strategic initiative costs associated with the Knife River separation are reflected in discontinued operations.
3 Adjusted income from continuing operations, adjusted earnings per share from continuing operations and EBITDA are non-GAAP financial measures. Additional explanation is provided in the "Non-GAAP Financial Measures" section of this news release.

Kivisto said, "We continue to make great strides toward finalizing the spinoff of Everus Construction Group, expected late this year, as we strive to become a pure-play regulated energy delivery business and shift our focus to our CORE strategy."

Electric and Natural Gas Utility
•Combined earnings of $10.5 million in the second quarter of 2024, a $2.6 million decrease from the previous year.
•Electric earnings declined due to lower volumes from cooler weather coupled with higher operation and maintenance expense, partially offset by rate relief.
•Natural gas distribution earnings declined due to higher operation and maintenance and depreciation expenses, partially offset by rate relief.

Strategic rate relief initiatives helped to partially offset impacts from inflation and cooler weather. Temperatures were 37% cooler in second quarter 2024 compared to the same period in 2023.
Total retail customers increased 1.5%, in line with the company's projected 1%-2% growth, outpacing the national average and reinforcing the company's need to proactively manage its infrastructure for its growing customer base. Additionally, construction of the company’s new Heskett IV, 88-megawatt simple-cycle combustion turbine is complete and in service as of July 8, 2024.

Regulatory Update
•On Oct. 2, 2023, the utility filed with the North Dakota Public Service Commission an electric service agreement request to serve an additional 225 MW data center load. The request was approved on May 23, 2024. A portion of this load is expected to be online in late 2024.
•On July 15, 2024, the utility filed with the Montana Public Service Commission a natural gas rate case requesting an annual revenue increase of $9.4 million, or 11.1%. The request is pending a decision by the commission.
•On July 26, 2024, an all-party settlement agreement was filed in the utility's South Dakota electric rate case reflecting an annual revenue increase of $1.4 million, or 8.6%. The settlement agreement is pending a decision by the commission.
•On July 26, 2024, an all-party settlement agreement was filed in the utility's South Dakota natural gas rate case reflecting an annual revenue increase of $5.4 million, or 8.1%. The settlement agreement is pending a decision by the commission.
•On Aug. 5, 2024, the utility filed a request with the South Dakota Public Utilities Commission seeking approval on an electric service agreement to provide up to 50 MW of service to a data center to be located near Leola, SD. Construction on the data center is expected to begin later this year.
•The utility expects to file natural gas rate cases in Wyoming, Oregon and Minnesota and an electric rate case in Wyoming over the next 12 months.

Pipeline
•Achieved record second quarter earnings of $17.3 million, an increase of approximately 99% compared to $8.7 million in second quarter of 2023.
•All-time record transportation volumes largely from organic growth projects placed in service in November 2023 and March 2024.
•Higher revenue from new transportation and storage service rates that were effective on Aug. 1, 2023.
•Strong demand for natural gas storage services.

The pipeline segment is executing well on our CORE strategy and delivering strong results, driven by strategic expansion, increased demand for transportation and storage services as well as a full quarter of benefit from new Federal Energy Regulatory Commission-approved rates. The segment continues to invest in future expansion projects to meet increasing customer demand for services. The pipeline business completed construction of its Line Section 28 Expansion project, and it was placed in service on July 1, 2024. The project adds 137 million cubic feet of natural gas transportation capacity per day. The company also has begun construction on its Wahpeton Expansion project in eastern North Dakota, which is expected to add approximately 20 million cubic feet of natural gas transportation capacity per day and is expected to be in service in late 2024.

Construction Services
•Achieved record second quarter earnings of $39.0 million compared to $38.6 million in the second quarter of 2023.
•All-time record backlog of $2.40 billion as of June 30, up from $1.94 billion at June 30, 2023.
•EBITDA of $62.1 million in the second quarter, slightly down from a record $62.9 million in the second quarter of 2023.
•Revenues decreased to $703.3 million compared to $747.0 million in the second quarter of 2023, while operating income as a percent of revenue remained strong at 7.3%.

Record second quarter earnings and all-time record backlog highlight the quarter for the construction services segment. Higher transmission and distribution revenues, along with higher electrical and mechanical data center workloads, partially offset a decrease in overall electrical and mechanical revenues from lower workloads due to the timing of projects. Due to the lower revenues experienced year-to-date, largely from the timing of projects, the company is lowering revenue guidance for the construction services segment to a range of $2.65 billion to $2.85 billion, with margins expected to be higher compared to 2023.

As previously announced, MDU Resources is working toward a tax-free spinoff of Everus into a separate, publicly traded company. The spinoff is expected to be complete in late 2024.

Discontinued Operations and Adjusted Earnings
On May 31, 2023, MDU Resources completed the spinoff of Knife River Corporation, which became an independent, publicly traded company. MDU Resources has reported Knife River’s results and the transaction costs and certain interest expenses associated with the spinoff as discontinued operations, and MDU Resources’ prior period results have been restated to reflect the spinoff.

MDU Resources is reporting adjusted income from continuing operations and adjusted earnings per share that exclude the costs associated with its strategic initiatives and excludes a $90.8 million or 45 cent-per-share unrealized, after-tax gain on retained shares in Knife River. Adjusted income from continuing operations and adjusted earnings per share are non-GAAP measures. The “Non-GAAP Financial Measures” section of this news release explains the earnings adjustments. More information about MDU Resources’ strategic initiatives can be found on the company’s website at www.mdu.com.

Updated Guidance for 2024
Because of MDU Resources' ongoing strategic initiatives, the company is providing guidance for 2024 results by business. Guidance excludes costs associated with the strategic initiatives. MDU Resources:
•Affirms earnings guidance for its regulated energy delivery businesses in the range of $170 million to $180 million.
•Updates construction services revenue guidance range to $2.65 billion to $2.85 billion, down from previous guidance range of $2.9 billion to $3.1 billion, with margins now expected to be higher than 2023. EBITDA is still expected to be $220 million to $240 million.

The expected 2024 results are based on these assumptions:
•Normal weather for the remainder of the year, including precipitation and temperatures, across all company markets.
•Normal economic and operating conditions.
•Continued availability of necessary equipment and materials.
•Electric and natural gas customer growth continuing at a rate of 1%-2% annually.
•No planned equity issuances.

Conference Call
MDU Resources’ management will discuss on a webcast at 2 p.m. EDT today the company’s second quarter results. The webcast can be accessed at www.mdu.com under the “Investors” heading. Select “Events & Presentations,” and click “Q2 2024 Earnings Conference Call.” After the conclusion of the webcast, a replay will be available at the same location.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. Founded in 1924, the company is celebrating its 100th anniversary, learn more at www.mdu.com/100th-anniversary. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contacts
Byron L. Pfordte, MDU Resources manager of integrated communications, 208-377-6050
Laura Lueder, Everus director of communications, 701-221-6444

Investor Contact
Brent Miller, assistant treasurer and director of financial projects & investor relations, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies such as the pursuit of a tax-free spinoff of its construction services business and proposed future structure of a pure-play regulated energy delivery company will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2024 EBITDA guidance, adjusted income from continuing operations, and adjusted earnings per share from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, earnings per share, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations and its impacts related to the non-recurring costs associated with strategic initiatives. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$340.5	$340.5	$926.6	$1,014.4
Non-regulated pipeline, construction services and other	707.0	750.6	1,334.8	1,506.8
Total operating revenues	1,047.5	1,091.1	2,261.4	2,521.2
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	100.7	95.5	206.4	197.5
Non-regulated pipeline, construction services and other	632.3	674.1	1,198.5	1,368.5
Total operation and maintenance	733.0	769.6	1,404.9	1,566.0
Purchased natural gas sold	94.6	115.9	353.2	487.0
Electric fuel and purchased power	29.7	20.4	62.3	44.8
Depreciation and amortization	55.9	53.5	111.7	105.7
Taxes, other than income	44.6	49.7	103.6	117.1
Total operating expenses	957.8	1,009.1	2,035.7	2,320.6
Operating income	89.7	82.0	225.7	200.6
Unrealized gain on retained shares in Knife River	—	140.0	—	140.0
Other income	14.7	10.0	28.4	20.3
Interest expense	28.6	26.5	57.3	50.4
Income before income taxes	75.8	205.5	196.8	310.5
Income tax expense	15.2	57.9	35.3	79.0
Income from continuing operations	60.6	147.6	161.5	231.5
Discontinued operations, net of tax	(.2)	(16.9)	(.2)	(62.5)
Net income	$60.4	$130.7	$161.3	$169.0

Earnings per share – basic:
Income from continuing operations	$.30	$.72	$.79	$1.14
Discontinued operations, net of tax	—	(.08)	—	(.31)
Earnings per share – basic	$.30	$.64	$.79	$.83
Earnings per share – diluted:
Income from continuing operations	$.30	$.72	$.79	$1.14
Discontinued operations, net of tax	—	(.08)	—	(.31)
Earnings per share – diluted	$.30	$.64	$.79	$.83
Weighted average common shares outstanding – basic	203.9	203.6	203.8	203.6
Weighted average common shares outstanding – diluted	204.6	203.9	204.4	203.9

Selected Cash Flows Information[1]
	Six Months Ended
	June 30,
	2024	2023
	(In millions)
Net cash provided by operating activities	$301.6	$73.1
Net cash used in investing activities	(236.0)	(276.6)
Net cash (used in) provided by financing activities	(48.2)	183.8
Increase (decrease) in cash and cash equivalents	17.4	(19.7)
Cash, cash equivalents and restricted cash - beginning of year	77.0	70.4
Cash, cash equivalents and restricted cash - end of period	$94.4	$50.7
[1] Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2024 Estimated	2025 Estimated	2026 Estimated	2024 - 2028 Total Estimated
	(In millions)
Electric	$136	$154	$199	$903
Natural gas distribution	301	301	288	1,387
Pipeline	136	77	42	434
Construction services[2]	52	—	—	52
Total capital expenditures[1]	$625	$532	$529	$2,776

[1] Excludes "Other" category, as well as net proceeds from the sale or disposition of property.
[2] Assumes proposed tax-free spinoff completed in late 2024.
Note: Total capital expenditures is presented on a gross basis.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors, including the proposed separation of Everus.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2024 EBITDA guidance, adjusted income from continuing operations, and adjusted earnings per share from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest, taxes, and depreciation and amortization, EBITDA from continuing operations as income (loss) from continuing operations before interest, taxes, and depreciation and amortization, and adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest, taxes, and depreciation and amortization before any transaction-related impacts from strategic initiatives. The company defines adjusted income (loss) from continuing operations as income from continuing operations attributable to the company before any transaction-related impacts from strategic initiatives and adjusted earnings per share from continuing operations as earnings per share from continuing operations before any transaction-related impacts from strategic initiatives, including the 2023 unrealized gain on retained shares in Knife River.

The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment, the unrealized gain on retained shares in Knife River and the non-recurring costs associated with the company's strategic initiatives. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated income from continuing operations to adjusted income from continuing operations, earnings per share from continuing operations to adjusted earnings per share from continuing operations, GAAP net income to EBITDA from continuing operations, and GAAP net income to adjusted EBITDA from continuing operations for actual as well as forecasted results, as applicable. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In millions, except per share amounts)
	(Unaudited)
Income from continuing operations	$60.6	$147.6	$161.5	$231.5
Adjustments:
Less: Unrealized gain on retained shares in Knife River, net of tax[1]	—	90.8	—	90.8
Costs attributable to strategic initiatives, net of tax[2]	4.6	3.2	10.4	6.5
Adjusted income from continuing operations	$65.2	$60.0	$171.9	$147.2

Earnings per share reconciliation - diluted
Earnings per share from continuing operations	$.30	$.72	$.79	$1.14
Adjustments:
Less: Earnings per share attributable to unrealized gain on retained shares in Knife River[1]	—	.45	—	.45
Loss per share attributable to strategic initiative costs[2]	.02	.02	.05	.03
Adjusted earnings per share from continuing operations	$.32	$.29	$.84	$.72

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In millions)
Net income	$60.4	$130.7	$161.3	$169.0
Discontinued operations, net of tax	(.2)	(16.9)	(.2)	(62.5)
Income from continuing operations	60.6	147.6	161.5	231.5
Adjustments:
Interest expense	28.6	26.5	57.3	50.4
Income tax expense	15.2	57.9	35.3	79.0
Depreciation and amortization	55.9	53.5	111.7	105.7
EBITDA from continuing operations	$160.3	$285.5	$365.8	$466.6
Adjustments:
Less: Unrealized gain on retained shares in Knife River, net of tax[1]	—	90.8	—	90.8
Costs attributable to strategic initiatives, net of tax[2]	4.6	3.2	10.4	6.5
Adjusted EBITDA from continuing operations	$164.9	$197.9	$376.2	$382.3
[1] Includes unrealized gain of $140.0 million, net of tax of $49.2 million for the quarter and year to date 2023 on retained shares in Knife River.
[2] Includes costs attributable to strategic initiatives in 2024 of $5.5 million, net of tax of $0.9 million quarter to date and $12.1 million, net of tax of $1.7 million year to date. Costs attributable to strategic initiatives in 2023 of $4.2 million, net of tax of $1.0 million quarter to date and $8.6 million, net of tax of $2.1 million year to date. Strategic initiative costs associated with the Knife River separation are reflected in discontinued operations.

EBITDA Guidance Reconciliation for 2024
	Construction Services
	Low	High
	(In millions)
Income from continuing operations	$140.0	$150.0
Adjustments:
Interest expense	10.0	15.0
Income tax expense	45.0	50.0
Depreciation and amortization	25.0	25.0
EBITDA from continuing operations	$220.0	$240.0

Electric	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$99.2	$91.0	9%	$207.0	$186.7	11%
Operating expenses:
Electric fuel and purchased power	29.7	20.4	46%	62.3	44.8	39%
Operation and maintenance	30.1	28.4	6%	60.8	58.3	4%
Depreciation and amortization	16.3	16.2	1%	32.9	31.8	3%
Taxes, other than income	4.5	4.4	2%	9.6	9.1	5%
Total operating expenses	80.6	69.4	16%	165.6	144.0	15%
Operating income	18.6	21.6	(14)%	41.4	42.7	(3)%
Other income	2.0	.9	122%	4.0	2.1	90%
Interest expense	7.2	6.7	7%	14.7	13.4	10%
Income before income taxes	13.4	15.8	(15)%	30.7	31.4	(2)%
Income tax benefit	(2.1)	(.5)	320%	(2.7)	(1.5)	80%
Net income	$15.5	$16.3	(5)%	$33.4	$32.9	2%
Adjustments:
Interest expense	7.2	6.7	7%	14.7	13.4	10%
Income tax benefit	(2.1)	(.5)	320%	(2.7)	(1.5)	80%
Depreciation and amortization	16.3	16.2	1%	32.9	31.8	3%
EBITDA	$36.9	$38.7	(5)%	$78.3	$76.6	2%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues (millions)
Retail sales:
Residential	$31.6	$30.2	$70.1	$66.4
Commercial	40.8	36.2	81.1	71.0
Industrial	11.8	10.1	22.9	20.5
Other	2.1	1.6	3.9	3.3
	86.3	78.1	178.0	161.2
Other	12.9	12.9	29.0	25.5
	$99.2	$91.0	$207.0	$186.7
Volumes (million kWh)
Retail sales:
Residential	231.0	266.5	568.1	623.8
Commercial	550.9	542.3	1,037.4	927.8
Industrial	135.1	144.9	275.6	292.2
Other	19.2	20.7	39.3	40.9
	936.2	974.4	1,920.4	1,884.7
Average cost of electric fuel and purchased power per kWh	$.030	$.020	$.030	$.022

The electric business reported net income of $15.5 million in the second quarter, compared to $16.3 million for the same period in 2023. This decrease was largely the result of lower volumes from the majority of customers, including a 13% reduction in residential sales, due to cooler weather. Higher operation and maintenance expense, primarily contract services costs, also contributed to decreased net income. The decrease was partially offset by higher retail sales revenue from rate relief in North Dakota and Montana.

The previous table also reflects items that are passed through to customers resulting in minimal impact to earnings. These items include $9.3 million in higher electric fuel and purchased power costs, which increased both operating revenues and electric fuel and purchased power; and higher production tax credits driven by higher wind production during the quarter, which increased income tax benefits and decreased operating revenues.

The electric business's EBITDA decreased $1.8 million in the second quarter of 2024, compared to the second quarter of 2023, primarily the result of lower volumes from the majority of customers and higher operation and maintenance expense, partially offset by higher retail sales, as previously discussed.

Natural Gas Distribution	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$201.5	$219.0	(8)%	$661.0	$784.7	(16)%
Operating expenses:
Purchased natural gas sold	103.4	123.6	(16)%	392.3	520.8	(25)%
Operation and maintenance	55.0	52.6	5%	114.3	109.8	4%
Depreciation and amortization	25.5	23.5	9%	51.0	46.7	9%
Taxes, other than income	16.4	16.9	(3)%	44.0	46.5	(5)%
Total operating expenses	200.3	216.6	(8)%	601.6	723.8	(17)%
Operating income	1.2	2.4	50%	59.4	60.9	(2)%
Other income	5.4	4.9	10%	13.5	9.8	38%
Interest expense	15.4	13.7	12%	31.0	27.7	12%
Income (loss) before income taxes	(8.8)	(6.4)	38%	41.9	43.0	(3)%
Income tax (benefit) expense	(3.8)	(3.2)	19%	6.9	7.2	(4)%
Net income (loss)	$(5.0)	$(3.2)	56%	$35.0	$35.8	(2)%
Adjustments:
Interest expense	15.4	13.7	12%	31.0	27.7	12%
Income tax (benefit) expense	(3.8)	(3.2)	19%	6.9	7.2	(4)%
Depreciation and amortization	25.5	23.5	9%	51.0	46.7	9%
EBITDA	$32.1	$30.8	4%	$123.9	$117.4	6%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues (millions)
Retail Sales:
Residential	$108.2	$121.4	$372.2	$446.7
Commercial	64.5	70.7	226.6	273.6
Industrial	9.3	9.2	23.9	25.9
	182.0	201.3	622.7	746.2
Transportation and other	19.5	17.7	38.3	38.5
	$201.5	$219.0	$661.0	$784.7
Volumes (MMdk)
Retail sales:
Residential	9.7	10.2	39.7	42.5
Commercial	7.3	7.3	27.2	28.7
Industrial	1.2	1.0	3.0	2.9
	18.2	18.5	69.9	74.1
Transportation sales:
Commercial	.3	.4	1.0	1.1
Industrial	40.3	37.0	96.5	85.8
	40.6	37.4	97.5	86.9
Total throughput	58.8	55.9	167.4	161.0
Average cost of natural gas per dk	$5.69	$6.68	$5.61	$7.03

The natural gas distribution business reported a seasonal loss of $5.0 million in the second quarter, compared to a loss of $3.2 million for the same period in 2023. The increased seasonal loss was largely the result of higher operation and maintenance expense, primarily higher contract services costs and increased software-related expenses, and higher depreciation and amortization expense primarily from asset additions. The seasonal loss was partially offset by higher retail sales due to rate relief in North Dakota, Idaho and South Dakota.
The previous table also reflects items that are passed through to customers resulting in minimal impact to earnings. These items include $20.2 million in lower natural gas costs, which decreased both operating revenues and purchased natural gas sold, and $600,000 in lower revenue-based taxes that decreased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $1.3 million in the second quarter of 2024, compared to the second quarter of 2023, primarily the result of higher retail sales, partially offset by higher operation and maintenance expense, as previously discussed.

Pipeline	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$52.9	$42.1	26%	$104.2	$82.9	26%
Operating expenses:
Operation and maintenance	19.3	18.1	7%	37.7	35.7	6%
Depreciation and amortization	7.3	6.8	7%	14.4	13.7	5%
Taxes, other than income	3.0	3.3	(9)%	6.1	6.6	(8)%
Total operating expenses	29.6	28.2	5%	58.2	56.0	4%
Operating income	23.3	13.9	68%	46.0	26.9	71%
Other income	3.1	.7	343%	3.9	1.4	179%
Interest expense	3.8	3.1	23%	7.8	6.2	26%
Income before income taxes	22.6	11.5	97%	42.1	22.1	90%
Income tax expense	5.3	2.5	112%	9.8	4.7	109%
Income from continuing operations	17.3	9.0	92%	32.3	17.4	86%
Discontinued operations, net of tax[1]	—	(.3)	(100)%	—	(.5)	(100)%
Net income	$17.3	$8.7	99%	$32.3	$16.9	91%
Adjustments:
Interest expense	3.8	3.1	23%	7.8	6.2	26%
Interest expense included in discontinued operations, net of tax	—	.3	(100)%	—	.5	(100)%
Income tax expense	5.3	2.5	112%	9.8	4.7	109%
Depreciation and amortization	7.3	6.8	7%	14.4	13.7	5%
EBITDA	$33.7	$21.4	57%	$64.3	$42.0	53%
[1] Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Transportation volumes (MMdk)	160.7	142.6	308.4	272.3
Customer natural gas storage balance (MMdk):
Beginning of period	23.4	9.0	37.7	21.2
Net injection	18.0	18.8	3.7	6.6
End of period	41.4	27.8	41.4	27.8

The pipeline business reported net income of $17.3 million in the second quarter, compared to $8.7 million for the same period in 2023. The earnings increase was driven by higher transportation volumes, primarily from organic growth projects placed in service in November 2023 and March 2024. New transportation and storage service rates effective Aug. 1, 2023, and higher storage-related revenue further drove the increase. The business also benefited from proceeds received from a customer settlement that was recorded in other income. The increase was offset in part by higher operation and maintenance expense, primarily attributable to payroll-related costs. The business also incurred higher depreciation expense due to organic growth projects placed in service, as discussed earlier, which was partially offset by fully depreciated assets.

The pipeline business's EBITDA increased $12.3 million in the second quarter of 2024, compared to the second quarter of 2023, primarily from higher transportation and storage revenues and proceeds from a customer settlement, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$703.3	$747.0	(6)%	$1,329.1	$1,501.3	(11)%
Cost of sales:
Operation and maintenance	590.5	629.3	(6)%	1,115.7	1,283.2	(13)%
Depreciation and amortization	4.9	4.7	4%	9.7	8.9	9%
Taxes, other than income	19.4	23.8	(18)%	40.4	52.0	(22)%
Total cost of sales	614.8	657.8	(7)%	1,165.8	1,344.1	(13)%
Gross profit	88.5	89.2	(1)%	163.3	157.2	4%
Selling, general and administrative expense:
Operation and maintenance	34.6	32.4	7%	67.1	62.4	8%
Depreciation and amortization	1.3	1.2	8%	2.5	2.4	4%
Taxes, other than income	1.3	1.3	—%	3.5	2.9	21%
Total selling, general and administrative expense	37.2	34.9	7%	73.1	67.7	8%
Operating income	51.3	54.3	(6)%	90.2	89.5	1%
Other income	4.6	2.7	70%	6.6	5.5	20%
Interest expense	3.3	1.9	74%	6.0	1.9	216%
Income before income taxes	52.6	55.1	(5)%	90.8	93.1	(2)%
Income tax expense	13.6	14.0	(3)%	23.6	23.1	2%
Income from continuing operations	39.0	41.1	(5)%	67.2	70.0	(4)%
Discontinued operations, net of tax[1]	—	(2.5)	(100)%	—	(5.3)	(100)%
Net Income[2]	$39.0	$38.6	1%	$67.2	$64.7	4%
Adjustments:
Interest expense	3.3	1.9	74%	6.0	1.9	216%
Interest expense included in discontinued operations, net of tax	—	2.5	(100)%	—	5.3	(100)%
Income tax expense	13.6	14.0	(3)%	23.6	23.1	2%
Depreciation and amortization	6.2	5.9	5%	12.2	11.3	8%
EBITDA	$62.1	$62.9	(1)%	$109.0	$106.3	3%
[1] Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.
[2] Includes immaterial strategic initiative costs incurred in connection with the Everus separation expected to be complete in late 2024.

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(In millions)
Operating revenues:
Electrical & Mechanical	$503.8	$570.2	$944.9	$1,163.3
Transmission & Distribution	206.8	180.1	395.3	345.0
Intrasegment eliminations	(7.3)	(3.3)	(11.1)	(7.0)
Total revenues	$703.3	$747.0	$1,329.1	$1,501.3
Operating income:
Electrical & Mechanical	$35.9	$39.3	$65.8	$69.2
Transmission & Distribution	20.6	18.6	34.8	28.3
Corporate and other	(5.2)	(3.6)	(10.4)	(8.0)
Total operating income	$51.3	$54.3	$90.2	$89.5
Operating income as a percentage of revenue:
Electrical & Mechanical	7.1%	6.9%	7.0%	5.9%
Transmission & Distribution	10.0%	10.3%	8.8%	8.2%
Total operating income as a percentage of revenue	7.3%	7.3%	6.8%	6.0%

The construction services business reported lower second quarter revenues. Electrical and mechanical revenues were impacted by lower workloads in the commercial, industrial and service markets, particularly for hospitality, industrial and high tech projects, due to the timing of projects. These revenue decreases were partially offset by higher workloads in data center projects within the commercial market, as well as higher institutional workloads, particularly government and education projects. Transmission and distribution revenues increased with higher demand in both the utility and transportation markets. Utility workloads increased, primarily related to transmission, telecommunication and substation projects, offset by decreased distribution project workloads. Transportation workloads increased, particularly traffic signalization and street lighting projects, offset by decreased workloads for government and electric projects.

While revenue was lower due to the timing of projects, the construction services business reported record second quarter net income of $39.0 million, compared to $38.6 million for the same period in 2023. Operating income as a percentage of revenue remained strong as a result of project efficiencies during the quarter. Higher other income related to joint ventures and lower interest expense, including the interest expense included in discontinued operations for the second quarter of 2023, more than offset the decrease in operating income.

The construction services business's EBITDA decreased $800,000 in the second quarter of 2024, compared to the second quarter of 2023, primarily from lower operating income, partially offset by increased other income related to joint ventures, as previously discussed.

	Backlog at June 30,
	2024	2023
	(In millions)
Electrical & Mechanical	$2,064	$1,536
Transmission & Distribution	339	401
	$2,403	$1,937

Construction services backlog at June 30 was an all-time record, with electrical and mechanical backlog up 34%, partially offset by transmission and distribution backlog down 15%, compared to June 30, 2023. The business has secured additional projects to replace backlog projects that have been completed or are nearing the end of the project life cycle.

Other
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$1.4	$3.1	(55)%	$2.8	$4.7	(40)%
Operating expenses:
Operation and maintenance	5.5	12.2	(55)%	12.9	21.9	(41)%
Depreciation and amortization	.6	1.1	(45)%	1.2	2.2	(45)%
Total operating expenses	6.1	13.3	(54)%	14.1	24.1	(41)%
Operating loss	(4.7)	(10.2)	(54)%	(11.3)	(19.4)	(42)%
Unrealized gain on retained shares in Knife River[1]	—	140.0	(100)%	—	140.0	(100)%
Other income	4.0	3.1	29%	9.3	4.1	127%
Interest expense	3.3	3.4	(3)%	6.7	3.8	76%
Income (loss) before income taxes	(4.0)	129.5	(103)%	(8.7)	120.9	(107)%
Income tax (benefit) expense	2.2	45.1	(95)%	(2.3)	45.5	(105)%
Income (loss) from continuing operations	(6.2)	84.4	(107)%	(6.4)	75.4	(108)%
Discontinued operations, net of tax	(.2)	(14.1)	(99)%	(.2)	(56.7)	(100)%
Net income (loss)	$(6.4)	$70.3	(109)%	$(6.6)	$18.7	(135)%

Income (loss) from continuing operations	$(6.2)	$84.4	(107)%	$(6.4)	$75.4	(108)%
Adjustments:
Less: Unrealized gain on retained shares in Knife River, net of tax[1]	—	90.8	(100)%	—	90.8	(100)%
Costs attributable to strategic initiatives, net of tax[2]	4.1	3.2	28%	9.9	6.5	52%
Adjusted income (loss) from continuing operations	$(2.1)	$(3.2)	(34)%	$3.5	$(8.9)	139%
[1] Includes unrealized gain of $140.0 million, net of tax of $49.2 million for the quarter and year to date 2023 on retained shares in Knife River.
[2] Includes costs attributable to strategic initiatives in 2024 of $4.8 million, net of tax of $0.7 million quarter to date and $11.4 million, net of tax of $1.5 million year to date. Costs attributable to strategic initiatives in 2023 of $4.2 million, net of tax of $1.0 million quarter to date and $8.6 million, net of tax of $2.1 million year to date. Strategic initiative costs associated with the Knife River separation are reflected in discontinued operations.

On May 31, 2023, the company completed the separation of Knife River, its former construction materials and contracting business, into a new, publicly traded company. As a result of the separation, the historical results of operations for Knife River are shown in income (loss) from discontinued operations, except for allocated general corporate overhead costs of the company, which do not meet the criteria for discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Knife River.
During the second quarter, Other reported decreased net income compared to the same period in 2023. The decrease was primarily due to the absence of the 2023 $90.8 million, net of tax, unrealized gain on the company's retained interest in Knife River. Partially offsetting this decrease was lower operation and maintenance expense, largely a result of corporate overhead costs classified as continuing operations allocated to the construction materials business in 2023, which are not included in Other in 2024.

Also included in Other is insurance activity at the company's captive insurer and general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for discontinued operations.

Other Financial Data
	June 30,
	2024	2023
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$14.80	$13.29
Market price per common share	$25.10	$20.94
Market value as a percent of book value	169.6%	157.6%
Total assets	$7,960	$7,685
Total equity	$3,018	$2,706
Total debt	$2,401	$2,592
Capitalization ratios:
Total equity	55.7%	51.1%
Total debt	44.3%	48.9%
	100.0%	100.0%